UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2012

GREEN EQUITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52396	20-2889663
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

1015 W. Newport Center Drive, Suite 105, Deerfield Beach, Florida 33442
(Address of principal executive offices)(Zip Code)

(954) 573-1709
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2012 Green Equity Holdings, Inc., a Nevada corporation (the “Company”), entered into a Letter of Intent (the “Letter of Intent”) to acquire Holdings Energy Inc, a Florida corporation (“Holdings Energy”). Holdings Energy is a full service lighting solution company providing lighting assessments, design engineering and retrofit lighting solutions to commercial buildings, municipalities, hotel, parking garages, hospitals and warehouses.

     Under the transactions contemplated by the Letter of Intent, the Company would issue restricted shares of its common stock (the “Common Shares”) on a one for one basis and a new board of directors will be chosen prior to the closing of the acquisition.

     In exchange for the Shares, the Holdings Energy Stockholders would transfer to the Company, or a newly formed wholly owned subsidiary of the Company, by way of merger, exchange or other structure to be mutually agreed by the parties, 100% of the outstanding capital stock of Holdings Energy. As a result, Holdings Energy would become a wholly owned subsidiary of the Company following the acquisition.

     At the close of the acquisition, it is contemplated that the Board would consist of five directors, that three of such directors would be designated by the Holdings Energy Stockholders, and that one of the Holdings Energy designees would be required to be independent of Holdings Energy.

     The completion of the acquisition would be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of a definitive acquisition agreement and the approval by the Company’s board of directors, Holding Energy’s board of directors and the Holdings Energy Stockholders.

     Subject to the satisfaction of the above conditions and other customary conditions, the definitive acquisition agreement anticipated to be executed on or before April 15, 2012. However, there can be no assurances that the definitive acquisition agreement will be completed.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Letter of Intent entered into by and between Green Equity Holdings, Inc., and Holdings Energy, Inc., dated March 26, 2012.

99.1	Press Release announcing the Letter of Intent entered into by and between Green Equity Holdings, Inc., and Holdings Energy, Inc., dated March 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN EQUITY HOLDINGS, INC.

Dated: March 26, 2012	By: /s/Raimundo Dias
Raimundo Dias
Title: President